Acquisition Agreement





                                 by and between



                        Mannesmann Demag Krauss-Maffei AG


                                       and


                             ROFIN-SINAR Laser GmbH


                     Regarding the Sale of Baasel Lasertech

                                                                      [initials]

                                  Notarization

                    Register of Authors No. [no entry] /2000

Negotiated in [no entry] on April [no entry], 2000.

The following persons appeared before me, the Notary Public, of [no entry]:

1.       Mr./Ms. [no entry],

         acting not on his/her own behalf, but rather in the name and on the account of the following, in accordance with the power of attorney attached hereto:

                  Mannesmann Demag Krauss-Maffei AG, Krauss-Maffei-Strasse 2, 80997 Munich, Germany;

2.       Mr./Ms. [no entry],

         acting not on his/her own behalf, but rather in the name and on the account of the following, in accordance with the power of attorney attached hereto:

                  ROFIN-SINAR Laser GmbH.

The aforementioned persons identified themselves to the Notary Public by their identification cards.

The aforementioned persons, acting as stated above, declared as follows:

                                                                      [initials]

Minutes 2000/60
dated April 29, 2000,
of Dr. Dieter Granicher, Notary Public
Basel, Switzerland

                               CERTIFIED DOCUMENT

                       ACQUISITION AND TRANSFER AGREEMENT

Negotiated in Basel, Switzerland, on April 29 (in words: twenty-nine), 2000 (in words: in the year two thousand).

The following persons appeared before me,

                              Dr. Dieter Granicher,

the undersigned Notary Public, Basel, Switzerland:

1. Dr. Astrid Boos-Hersberger; date of birth: March 19, 1968; Jurist; Swiss citizen; domiciled in In the Hub 26, CH - 8057 Zurich, [Switzerland]; personally known to the Notary Public;

         acting, according to her statements, not on her own behalf but on behalf of the following entity, subject to the exclusion of all liability:

         Mannesmann Demag Krauss-Maffei Aktiengesellschaft, [a German stock corporation]; headquartered in Munich, [Federal Republic of Germany]; domiciled in Krauss-Maffei-Strasse 2, D - 80997 Munich, [Germany]; registered with the Commercial Register of the District Court, Munich, [Germany], under the number HRB 127000;

         in accordance with the attached facsimile copy of the power of attorney dated April 28, 2000 (Attachment 1) and subject to later submission of the certified original of such power of attorney; and

2. Mr. Reto Kuhne, lic. iur.; date of birth: January 8, 1971; Attorney at Law; Swiss citizen; domiciled in Ob dem Hugliacker 83, CH - 4102 Binningen, [Switzerland]; personally known to the Notary Public, acting, according to his statements, not on his own behalf but on behalf of the following entity, subject to the exclusion of all liability:

         ROFIN-SINAR Laser GmbH; headquartered in Hamburg, [Federal Republic of Germany] and registered with the Commercial Register of the District Court, Hamburg, [Germany], under the number HRB 18044;

         in accordance with the attached facsimile copy of the power of attorney dated April 28, 2000 (Attachment 2) and subject to later submission of the certified original of such power of attorney.

The Notary Public explained the prohibition of participation under both the Notary Public Act [Notariatsrecht] of the City of Basel, [Switzerland] (EG/ZGB ss. 233 para 1 item 4) and the German Notarization Act [Beurkundungsgesetz] (ss. 3 para 1 no 7). The participating parties, as well as the Notary Public himself, denied any prior involvement [in the matter at hand], in the sense of the aforementioned provisions, on the part of the Notary Public, his partners, or other persons who are either affiliated with the Notary Public for the purpose of jointly carrying out professional duties or who work in the same offices.

The persons appearing today, acting as set forth above, declare the following and request certification thereof:


[Introduction]


We hereby conclude the following


                       ACQUISITION AND TRANSFER AGREEMENT



                                     between


                        Mannesmann Demag Krauss-Maffei AG

                      (hereinafter referred to as "MDKM"),


                                                                on the one hand,


                                       and


                             ROFIN-SINAR Laser GmbH

                    (hereinafter referred to as the "Buyer"),

                                                              on the other hand.

In the following, MDKM and the Buyer are also referred to as the "party" or the "parties."

                                Table of Contents

                                                                            Page

Acquisition Agreement

[Introduction]

Preface

Article 1    Acquisition and Transfer of Shares

Article 2    Purchase Price

Article 3    Guaranties
             3.1   Legal Conditions
             3.2   Annual Financial Statements as of December 31, 1999
             3.3   Real Property Leases
             3.4   Litigation, etc.
             3.5   Intellectual Property Rights
             3.6   Disclosure of Specific Agreements
             3.7   Employees
             3.8   Events since January 1, 2000
             3.9   Taxes
             3.10  Business Relations with the Mannesmann Group
             3.11  Contaminated Sites
             3.12  Plant Management
             3.13  Tangible Assets
             3.14  Know-How
             3.15  Disclosure of Material Facts

Article 4    Breach of Warranties

Article 5    Prohibition of Competition

Article 6    Additional Obligations

Article 7    Costs and Taxes

Article 8    Closing Provisions

                                                                      [initials]

Preface

1. MDKM holds three shares with a par value of DEM 3,000,000, DEM 480,400, and DEM 120,000 representing a total equity stake of 90.01 % with a par value of DEM 3,600,400 in Carl Baasel Lasertechnik GmbH, a company that is registered with the Commercial Register [Handelsregister] of the District Court, Munich, Federal Republic of Germany, under number HRB 70075 and has a total capital stock of DEM four million. (Carl Baasel Lasertechnik is hereinafter referred to as "CBL GmbH" and the stake of MDKM in CBL GmbH is hereinafter referred to as the "MDKM equity stake.") Mr. Carl Baasel holds two shares with a par value of DEM 380,000 and DEM 19,600 representing a total equity stake in CBL GmbH of 9.9% with a par value of DEM 399,600.

2. Pursuant to the certification (Register of Authors, No. 3374/1999) by a Notary Public, Dr. Anton, whose offices are located in Munich, Germany, MDKM and Mr. Carl Baasel concluded an Option Agreement, which is attached hereto as Appendix 1, concerning the equity stake of Mr. Baasel in CBL GmbH (hereinafter referred to as the "Option Agreement"). Under this Option Agreement, MDKM and Mr. Baasel mutually granted each other the option of selling and buying, respectively, the equity stake of Mr. Baasel in CBL GmbH for a base purchase price of DEM 12,287,000. However, MDKM may not exercise its purchase option before January 1, 2003, subject to a period of notice of one month. Mr. Baasel may exercise his option to sell at any time, however, no later than December 31, 2007, subject to a period of notice of one month.

3. CBL GmbH specializes in the manufacture, distribution, and maintenance of lasers, laser systems, electrical optical components, as well as electronic equipment. The company maintains the branch offices and facilities set forth in Appendix 2.

                                                                      [initials]

4.   CBL GmbH holds equity stakes in the following subsidiaries:

     a) A 100% stake in A-B Laser Inc., 4 Craig Road, Acton, MA 01720, whose capital stock is USD 1,020,097;

     b) A 100% stake in Baasel Lasertech Italia S.r.l., Via Piave 97, I - 21057 Olgiate Olona, Italy, whose capital stock is ITL 199,000,000;

     c)   A 90% stake in Baasel Lasertech S.a.r.L., 7, Rue d'Estienne d'Orves, F
          - 78508 Satrouville Cedex, France, whose capital stock is FRF 500,000; the remaining ten percent equity stake is held by Mr. Marc Watremez, Rue du Cottage, F - 92410 Ville d'Avray, France;

     d) A 99% stake in Baasel Lasertech Espana S.A., Piazza M. Aurelia Capmany 1-6, E - 08870 San Joan Despi, Spain, whose capital stock is ESP 10,000,000; the remaining one percent equity stake is held by Mr. Carlos Rallo Querol, Aurelia Capmany 1-6, E - 08870 San Joan Despi, Spain;

     e) A 100% stake in Baasel Lasertech Benelux B.V., Edisonweg 52, NL - 2952 AD Alblasserdam, The Netherlands, whose capital stock is NLG 100,000;

     f) A 100% stake in Baasel Lasertech (UK) Ltd., Beech Tree House, Sopwith Way, Drayton Fields, Daventry NN 11 5PB, Great Britain, whose capital stock is GBP 100,000;

                                                                      [initials]

     g) A 100% stake in Baasel Lasertech Asia Pte. Ltd., 16 International Business Park, 02-09 Mannesmann Centre, S6p - Singapore 609 929, Singapore, whose capital stock is SGD 200,000;

     h) A 100% stake in WB Laser Wegmann + Baasel Laser und elektrooptische Gerate GmbH, Plankenhofstrasse 33, D - 81925 Munich, Germany, whose capital stock is DEM 655,000 and which is registered with the Commercial Register of the Munich District Court under number HRB 69176; and

     i) A 100% stake in PMB Elektronik GmbH, Moosstrasse 14, D - 82319 Starnberg, Germany, whose capital stock is DEM 100,000 and which is registered with the Commercial Register of the Munich District Court under number HRB 76114.

     The companies enumerated in item 4 of the Preface are hereinafter referred to as "CBL Subsidiaries." CBL GmbH and the CBL Subsidiaries are hereinafter jointly referred to as the "CBL Group."

5. The Buyer wishes to acquire from MDKM the MDKM equity stake, as well as its rights and duties under the Option Agreement.

Now, therefore, the parties to this Agreement stipulate the following:


                                    Article 1

                       Acquisition and Transfer of Shares

1.1 Effective January 1, 2000, at 00:00 hours, in economic terms (hereinafter referred to as the "effective date"), MDKM hereby sells and transfers the MDKM equity stake in CBL GmbH to the Buyer. The Buyer hereby accepts such transfer. The equity stake sold in accordance with this Article 1.1 is hereinafter also referred to as the "equity stake sold."

                                                                      [initials]

1.2 The sold equity stake is sold and transferred including the right to participate in profits as of the effective date, as well as including the right to participate in dividends not yet distributed for preceding fiscal years. Specifically, the Buyer agrees that the net income of CBL GmbH for fiscal 1999 in the amount of EUR 3,856,124 (gross) shown in the balance sheet has already been distributed and thus shall remain with the Seller.

1.3 The transfer stipulated in Article 1.1 shall be effected subject to the conditions precedent

     a)   that the Buyer has made the payment required under Article 2.1 and

     b) that the competent corporate organs of MDKM (including the competent corporate organs of MDKM's shareholder) have approved the present Agreement.

     The date on which the aforementioned conditions precedent are met is hereinafter also referred to as the "date of transfer." The day that follows two banking days after the Buyer has been notified, in writing, that the conditions precedent set forth in para b above have been met is hereinafter referred to as the "closing date."

     If the conditions precedent set forth in para b above have not been met by midnight on May 31, 2000, or if the parties have waived the conditions precedent, to the extent permissible under law, each party shall have the right to withdraw from this Agreement; such withdrawal shall not give the other party the right to make any claims (such as claims for damages, claims under culpa in contrahendo, etc.). In this case, the original bank guarantee in the amount of EUR 44,364,277, which was submitted to MDKM prior to the notarization of this Agreement, must be returned to the Buyer immediately; loans, if any, granted by the Buyer to the CBL Group companies after the cash pooling deadline

                                                                      [initials]

     must also be repaid immediately, plus interest of 3.5% per annum from the date on which such loans were granted. In such an event, any collateral provided by the Buyer from the date of this Agreement for the benefit of the CBL Group companies must either be redeemed by MDKM or assumed by MDKM in a manner that has the effect of discharging the obligation of the respective CBL Group companies.


                                    Article 2

                                 Purchase Price

2.1 The purchase price for the equity stake sold shall be EUR 44,364,277 (in words: forty-four million three hundred and sixty-four thousand two hundred and seventy-seven euros). The purchase price shall be due and payable on the closing date and shall be deposited in MDKM's bank account, number 183175900, with Deutsche Bank, Munich, Germany (bank routing number 700 700
     10).

2.2 In addition, the Buyer shall repay to MDKM, on account of CBL GmbH, the loans totaling EUR 23,376,835 that were granted by MDKM to CBL GmbH and/or the CBL Subsidiaries as of December 31, 1999 (Appendix 2.2); the aforesaid amount shall be deposited in the bank account set forth in Article 2.1. This payment shall be due on the closing date, however, at the earliest five banking days from the date of this Agreement.

     Upon expiration of the fifth banking day from the date of this Agreement, MDKM shall remove the CBL Group companies from the internal cash pooling system (this date has been and is hereinafter referred to as the "cash pooling deadline"). As of the date of this Agreement, MDKM shall no longer provide any guaranties or sureties on behalf of the CBL Group companies and shall not execute any currency futures contracts.

     If the loans shown on the cash pooling account of CBL GmbH (including the CBL Subsidiaries) as of midnight on the cash pooling deadline exceed the amount of EUR 23,376,835, the Buyer shall transfer the difference to the bank account set forth in Article 2.1. If the

                                                                      [initials]

     loans shown are less than EUR 23,376,835, the difference shall be paid by MDKM to the Buyer's bank account, number 4215505, with Deutsche Bank, Hamburg, Germany (bank routing number 200 700 00). Foreign exchange liabilities on the cash pooling account shall be converted into euros at the reference exchange rate of the European Central Bank as of the cash pooling deadline. MDKM shall notify the Buyer, in writing, within ten banking days of the date of this Agreement, of the credit/debit balance in the cash pooling account (including compound interest as of April 30, 2000). Any amount above or below EUR 23,376,835, plus interest of 3.5% per annum from the beginning of May until the date of payment of such amount, shall be paid by the obligor to the other party within three banking days of the date of service of the written notification, however, at the earliest on the closing date. Article 259 German Civil Code [Burgerliches Gesetzbuch - BGB] shall apply. Any amounts resulting from accounting errors shall be paid immediately by the respective party.

2.3 The Buyer shall not have the right to offset the payments to be made pursuant to Articles 2.1 and 2.2 or to claim a right of retention with regard thereto.


                                    Article 3

                                   Guaranties

MDKM warrants, in the sense of an independent promise of warranty, that the following statements were true and complete as of March 31, 2000, unless expressly stipulated otherwise:

3.1  Legal Conditions

     a) Each company that belongs to the CBL Group is a company that was duly organized and exists under the laws of the state in which it was established. The MDKM equity share and the shares in the CBL Subsidiaries that are held by CBL GmbH were paid in full and have not been repaid, neither overtly nor covertly. None
                                                                      [initials]

          of the CBL Group companies are obligated to grant additional shares to third parties.

     b) MDKM is the sole and unrestricted owner of the equity stake sold. CBL GmbH is the sole and unrestricted owner of the equity stakes in the CBL Subsidiaries that are held by it in accordance with item 4 of the Preface. MDKM has the unrestricted right to transfer the equity stake sold to the Buyer. The equity stake sold and the equity stakes in the CBL Subsidiaries that are held by CBL GmbH were effectively granted, and there are no additional contributions thereon outstanding. In case of a subsequent sale of the equity stake sold, neither third parties nor MDKM shall have the right to claim rights of first refusal or similar rights in regards thereto. The equity stake sold and the equity stakes of CBL GmbH in the CBL Subsidiaries have not been pledged or encumbered by third-party rights (in the sense of ss.434 ff. German Civil Code), unless disclosed in Appendix 3.1.

     c) Neither this Agreement nor its performance represent a violation of contracts that are binding on MDKM or the CBL Group companies.

     d) The CBL Group companies do not hold equity stakes, neither directly nor indirectly, in other stock corporations or partnerships, with the exception of those set forth in the Preface. CBL GmbH does not have the obligation to sell, in whole or in part, its equity stake in a CBL Subsidiary or to acquire equity stakes in other companies.

     e) The statements set forth in items 1 through 5 of the Preface are correct.

                                                                      [initials]

     The aforementioned warranties were given as of the date of transfer of the equity stake sold.

3.2  Annual Financial Statements as of December 31, 1999

     The partially consolidated pro-forma Group statement of CBL GmbH, as well as the annual financial statements of CBL GmbH, A-B Laser Inc., and WB Laser Wegmann +

     Baasel Laser und elektrooptische Gerate GmbH for the year ended December 31, 1999 (each of which consists of a balance sheet, the profit and loss statement, and, if the respective company is a stock corporation, the Notes and possibly the annual report), were audited and granted a certificate of audit. The financial statements were prepared in accordance with statutory prescriptions of the German Commercial Code concerning annual financial statements or Group statements, as well as generally accepted accounting principles (including the accounting rules that apply at Mannesmann), while maintaining the formal and material principle of continuity (hereinafter jointly referred to as "GAAP"). The following measures were taken in accordance with GAAP: reserves were created for all risks known as of the balance sheet date, and valuation adjustments and deprecation were made or taken, respectively, as necessary. The CBL Group companies did not have any liabilities as of the balance sheet date that must be shown according to GAAP and that had not been posted as liabilities according to GAAP in the aforementioned annual financial statements. Only assets that existed as of the balance sheet date and that were owned, full and clear, by the respective company are shown in the annual financial statements at nominal valuations in accordance with GAAP, with the exception of reservations of title inuring to suppliers, statutory rights of lien, transfers and assignments by way of security for bank liabilities, etc.

3.3  Real Property Leases

     a) Appendix 3.3 contains a list of all real property rental contracts and lease agreements (with the exception of contracts concluded between the CBL Group

                                                                      [initials]

          companies) that have a duration of more than two years or that require a CBL Group company to make annual rent or lease payments in excess of DEM 100,000 or the equivalent in other currencies (hereinafter referred to as "material real property leases").

     b) MDKM is not cognizant of any breaches of the material leases which would entitle the owner of the respective real property to early termination of the respective lease.

3.4  Litigation, etc.

     With the exception of the company/companies set forth in Appendix 3.4, none of the CBL Group companies are party, either as plaintiffs or as defendants, to legal disputes (including arbitration proceedings) with an amount in controversy of more than DEM 100,000 (excluding costs and fees) or the equivalent in other currencies. MDKM is not cognizant of any circumstances that are likely to result in such legal disputes.

3.5  Intellectual Property Rights

     Appendix 3.5 contains a list of all patents, patent applications, trademarks, and other intellectual property rights that have been registered on or for account of a CBL Group company. With the exception of the facts set forth in Appendix 3.4, MDKM is not cognizant of any violations, on the part of any CBL Group company, of intellectual property rights belonging to third parties or of any violations, on the part of third parties, of intellectual property rights belonging to CBL Group companies. With the exception of the facts set forth in Appendix 3.4, to date none of the CBL Group companies have been accused or advised, respectively, in writing, of having violated the intellectual property rights of a third party or of the need to purchase a license from a third party.

                                                                      [initials]

     CBL GmbH has the right to use the company name "Carl Baasel Lasertechnik GmbH," independent of licenses, if any.

3.6  Disclosure of Specific Agreements

     Appendix 3.6 contains a complete list of all agreements and contracts executed by CBL Group companies that satisfy the following criteria:

     a) Lease agreements (unrelated to real property) that stipulate annual payments in excess of DEM 250,000 or the equivalent in other currencies;

     b) Cooperation or joint venture agreements with a fixed duration of more than two years as of the effective date;

     c) Licensing agreements that were concluded by a CBL Group company as licensor or licensee and that required payments in 1999 for licensing fees in excess of DEM 50,000 or the equivalent in other currencies;

     d) Warranties and sureties granted by a CBL Group company, with the exception of performance guaranties, payment guaranties, warranties, or similar guaranties;

     e)   Material insurance contracts;

     f) Agreements that may be terminated in light of the change in shareholders of CBL GmbH stipulated in this Agreement;

     g) Miscellaneous agreements/contracts signed by a CBL Group company that have a value of more than DEM 250,000 per year or a total value of over DEM 500,000 and that have not yet been enumerated in Article 3.6 para a through f;

                                                                      [initials]

     h) Agreements/contracts that contain prohibitions of competition and have not yet been enumerated in Article 3.6 para a through g; as well as

     i) Corporate agreements in the sense of ss. 291 German Stock Corporation Act [Aktiengesetz - AktG] or ss. 292 German Stock Corporation Act, or agreements concerning the establishment of silent partnerships, with the exception of the profit pooling agreement between PMB Elektronik GmbH and CBL GmbH.

     MDKM is not cognizant of any terminations, as of the date of this Agreement, of any of the agreements/contracts set forth in Appendix 3.6 or of any threatened termination.

3.7  Employees

     a) Appendix 3.7 contains a list of all employees (including managing directors) of the CBL Group companies, who (i) are paid a fixed annual salary in excess of DEM 120,000 (excluding bonuses, performance pay, etc.) or the equivalent in other currencies or (ii) who have been granted contractual retirement benefits.

     b) The CBL Group companies are not involved in any material disputes with unions.

3.8  Events since January 1, 2000

     With the exception of the events set forth in Appendix 3.8 and described in this Agreement or an Appendix thereto, none of the events described below have occurred between January 1, 2000, and the date of this Agreement:

     a)   Changes in the capitalization of a CBL Group company;
          withdrawal/redemption of the equity stakes sold; changes in the voting or other

                                                                      [initials]

          rights related to the equity stakes sold; or changes of the by-laws of the CBL Group companies;

     b) Acquisitions or sales, by CBL Group companies, of equity stakes or interests in other stock corporations or partnerships;

     c) Individual investments of more than DEM 500,000 or the equivalent in other currencies in the assets of a CBL Group company;

     d) Damage to, or loss or destruction of material operating assets of any CBL Group company;

     e) Increases of more than five percent in the fixed salaries paid to employees (including managing directors) in fiscal 1999, or increases of more than five percent in the valuation basis used to determine variable compensation, compared to the valuation basis that applied in the calendar year 1999;

     f) Assumption of significant obligations above and beyond ordinary levels, i.e. individual obligations that exceed DEM 50,000 per annum and total obligations that exceed DEM 500,000 per annum;

     g) Changes in the rules governing cash pooling transactions between the CBL Group companies; and

     h) Dividend payments by CBL GmbH, with the exception of the dividend payment set forth in Article 1.2.

                                                                      [initials]

     MDKM shall utilize its shareholder rights between the date of this Agreement and the closing date to ensure that none of the events described in para a through g above will occur. MDKM will immediately notify the Buyer should such an event occur nevertheless.

3.9  Taxes

     a) All tax returns, prepayment notices (including monthly prepayment reports), and other returns and reports related to income and payroll taxes, as well as public charges and contributions (including fees, duties, currency transfers, as well as payments to professional associations and the Federal Social Security Office for Salaried Employees [Bundesversicherungsanstalt fuer Angestellte], etc.) that are required of the CBL Group companies until the transfer of the equity stake sold are complete and accurate and were filed in due time, and all related payments (including prepayments), as well as late fees and penalties, have been made. As of December 31, 1999, none of the CBL Group companies had any tax liabilities for which reserves were not created in the annual financial statements set forth in
          Article 3.2. All withholding and payroll taxes as of December 31, 1999, were duly determined and deducted, as well as paid, if they were due and payable as of December 31, 1999.

     b) MDKM shall be responsible for any additional assessments of the CBL Group companies regarding taxes or any of the fees and charges set forth in Article 3.9 para a (e.g. as a result of comprehensive tax audits) for the time until December 31, 1999, that were not shown or deferred in the annual financial statements set forth in Article 3.2. However, this

                                                                      [initials]

          shall apply only if and to the extent that any additional assessment of this nature does not give rise to future tax or charge abatements resulting from period shifts. If a tax assessment is issued, which is enforceable but not final and absolute, MDKM shall undertake to make available to the Seller, no later than three working days prior to the due date, the approximate additional tax assessments to be paid in accordance with the aforementioned provisions. Conversely, the Buyer shall ensure that tax refunds, if any, which are related to periods preceding the deadline but were not shown as assets in the annual financial statements set forth in Article 3.2, are immediately transferred from CBL GmbH to MDKM.

3.10 Business Relations with the Mannesmann Group

     Less than five percent of the total gross sales of the CBL Group companies in the calendar year 1999 were generated through MDKM or its affiliates. In addition, the CBL Group companies procured less than five percent of total purchases in the calendar year 1999 from MDKM or its affiliates. MDKM and its affiliates do not supply products or services to the CBL Group companies that could not be obtained from third parties at customary market prices. With the exception of the real property leases and the cash pooling agreement, there are no contractual relationships between the companies of the Baasel Group, on the one hand, and MDKM and its affiliates, on the other hand, whose termination would make it impossible to independently maintain the CBL Group companies.

3.11 Contaminated Sites

     To the best of MDKM's knowledge and belief, the CBL Group companies do not currently utilize any real property or facilities that have been

                                                                      [initials]

     contaminated by a CBL Group company in a manner that would require such contamination to be removed pursuant to current laws.

     The warranty set forth in the preceding sentence is provided as of the date of transfer of the equity stake sold.

3.12 Plant Management

     As far as MDKM knows, the current operations of the CBL Group companies do not violate statutory requirements that are material to the continuation of these businesses at the current level. The preceding warranty is given as of the date of transfer of the equity stake sold.

3.13 Tangible Assets

     To the best of MDKM's knowledge and belief, which was gained through specific inquiries, the movable property of the CBL Group companies is duly maintained and in a condition commensurate with its age. These assets enable the CBL Group companies to continue manufacturing their products. As far as MDKM knows, all moveable assets (with the exception of the rights set forth in the last sentence of Article 3.2) are clear of third-party rights, including the right to utilize or co-utilize them. The preceding warranty is given as of the date of transfer of the equity stake sold.

3.14 Know-How

     To the best of MDKM's knowledge and belief, the current employees of the CBL Group companies possess the production, processing, and distribution know-how required for running the business of the CBL Group companies

                                                                      [initials]

     in the currently prevailing manner and for manufacturing the product range currently produced by the CBL Group companies. The preceding warranty is given as of the date of transfer of the equity stake sold.

3.15 Disclosure of Material Facts

     There are no material facts or circumstances pertaining to the condition of the CBL Group which were disclosed by the principal negotiators of MDKM (Mr. Horst Rieder or Dr. Stefan Auer) at the request of the Buyer or its consultants during the negotiations on April 27 and 28, 2000, in a manner that was intentionally incorrect or incomplete, and no such material facts or circumstances were withheld. "Material facts or circumstances" in the sense of this warranty refer to facts, which, in the view of MDKM's negotiators, would obviously compel the Buyer, in application of due care and diligence, to reduce by more than ten percent the purchase price offered by the Buyer and stipulated in Article 2.1. The negotiators of MDKM reasonably relied on the accuracy and completeness of the information provided to them by other persons.

     The preceding warranty does not limit the Buyer's rights under this Agreement or its statutory rights, unless such rights are effectively excluded or restricted in this Agreement.


                                    Article 4
                              Breach of Warranties

4.1 The Buyer shall immediately notify MDKM of any breach of the warranties set forth in Article 3 and, in a first step, shall give MDKM the opportunity to cure the respective breach of warranty within a reasonable time period. To this end, the Buyer must give MDKM access to the documents necessary for evaluating the facts and provide all pertinent information

                                                                      [initials]

     that MDKM needs in order to review whether the warranty was, in fact, breached and in order to defend against claims for damage, if any. If a warranty set forth in Article 3 is breached, MDKM shall reimburse to the Buyer any loss resulting therefrom,

     a) if MDKM does not declare its intention to the Buyer, within two weeks of the latter's written notification of breach, that MDKM plans to cure the breach of warranty within a reasonable time period; or

     b) if MDKM has declared, within due time, that it intends to cure the breach but has not carried out its intention within a reasonable time period, i.e. within two months, at the latest; or

     c)   if curing the breach is impossible in and of itself.

     In this case, the Buyer must endeavor, to the best of its abilities, to limit the loss stemming from the breach of warranty to the extent possible. Whatever the case may be, the Buyer shall not be liable for indirect damages or for lost profits.

4.2  The Buyer shall only have the right to make claims for damages pursuant to
     Article 4.1 if and to the extent that the loss is not covered by (i) items, reserves, individual or general allowances, or similar measures pertaining to the respective risks in the annual financial statements set forth in
     Article 3.2 or (ii) an insurance policy.

4.3 If third parties make claims for damages against the Buyer or a CBL Group company, which could result in liability on the part of MDKM pursuant to
     Article 4.1, the Buyer shall give MDKM the opportunity to defend against such claims at MDKM's expense. The Buyer shall permit MDKM to participate, at the latter's expense, in all negotiations and written correspondence with the relevant

                                                                      [initials]

     third parties. At the request of MDKM, the Buyer shall cause the respective CBL Group company to litigate against third parties according to the instructions of MDKM; the latter shall bear all costs therefor. In order to permit MDKM to review whether the third-party claims are justified and to assess the chances of a legal dispute, as well as to litigate the matter, if applicable, the Buyer or the respective CBL Group company shall make available to MDKM all pertinent documents and information, as well as grant MDKM the right to inspect the books and records of the CBL Group companies and to question the employees of the CBL Group company concerned. In defending against claims of the aforementioned nature, MDKM shall take into account the business interests of the CBL Group. If MDKM and the Buyer arrive at different conclusions concerning the chances of a lawsuit involving clients or government entities (whether they are sued or bring an action themselves), at the Buyer's request MDKM shall submit the expert opinion of a renowned law firm which confirms that individual claims or all claims made in connection with such litigation are most likely to succeed. The costs of such a confirming expert opinion shall be borne by the Buyer, in analogous application of ss. 91 German Rules of Civil Procedure [Zivilprozessordnung - ZPO]. If it is not confirmed that such litigation is most likely to succeed, the Buyer or the respective CBL Group company may accept the respective claim for damages, in whole or in part, taking into consideration due diligence requirements.

4.4 The Buyer may not make any claims for breach of warranty, if Dr. Peter Wirth or Mr. Gunther Braun knew that a warranty given pursuant to Article 3 does not apply, is incomplete, or was not complied with. In this connection, the parties acknowledge that the Buyer (i) carried out only a limited due diligence procedure and (ii) received the

                                                                      [initials]

     annual financial statements set forth in Article 3.2. The information provided by MDKM in this Agreement is correct and complete.

4.5 Any claims on the part of the Buyer under or in connection with this Agreement, for whatever cause, shall be precluded, unless and if they are submitted to MDKM within six months of the date on which the Buyer gains knowledge of the facts underlying such claim, but no later than by June 30, 2001. Under the statute of limitations, claims resulting from events related to Article
     3.11 (contaminated sites) shall expire three years from the effective date and claims related to Article 3.9 (taxes) shall expire six months from the date of the final and absolute tax assessment. The statute of limitations on individual claims shall be suspended for a period of eight weeks from the date of receipt of the written notification in which the individual claims and all pertinent facts are described in detail.

4.6 In case the warranty under Article 3.9 para b is breached and if tax and charge abatements are issued for the benefit of the respective CBL Group company due to shifts in periods that have not yet closed at the time the Buyer makes the respective claim (hereinafter referred to as the "future periods"), the parties shall endeavor to determine the present value of such future abatement. If the parties cannot agree on the present value, the Buyer may determine the settlement amount to be paid by MDKM, without taking into account, initially, the abatement in future periods in regards to which no agreement was reached. In such a case, the Buyer shall undertake, immediately upon close of each of the subsequent fiscal years, to account for all abatements received in the preceding fiscal year and to allow representatives of MDKM, who are obligated to maintain confidentiality, to inspect the pertinent documents.

                                                                      [initials]

4.7 The Buyer may only make claims for breach of warranty if the claims exceed DEM 10,000 individually and DEM 500,000 (or the equivalent in other currencies) in their totality; claims exceeding these amounts shall not be restricted to the excess amount. The amount of all claims made by the Buyer under or in connection with this Agreement shall be limited to a total of 17% of the purchase price set forth in Article 2.1 or the equivalent thereof in other currencies. This limitation shall not apply to claims under Articles 3.1 para a, b, d, and e; as well as under Articles 3.9, 3.11, and 3.15.

4.8 All express or implied warranties, which should be given by operation of law or for other reasons in addition to those set forth in Article 4, shall be barred, with the exception of claims resulting from intentional conduct and fraudulent misrepresentation. Further, all other and additional claims and rights (including claims arising from liabilities under prospectuses) which should be given by operation of law or otherwise in addition to those set forth in Article 4.1, shall be barred, with the exception of claims for performance and other rights established by this Agreement, as well as claims resulting from intentional conduct and fraudulent misrepresentation. Without undermining the general applicability of the preceding provision, the aforementioned liability exclusion shall apply to all claims and rights on whatever legal grounds (contractual, preliminary, in tort, or otherwise), specifically, all rights and claims that would result in an annulment of or withdrawal from this Agreement and all other rights and claims that would have the same effect.

4.9 To the extent that a warranty is given on the basis of the information and belief of MDKM, solely the factual information and belief of the persons set forth in Appendix 4.8 shall be authoritative. The persons enumerated in Appendix 4.8 have

                                                                      [initials]

     confirmed to MDKM that they are not cognizant of any facts that would result in a breach of the warranties set forth in Article 3.


                                    Article 5
                           Prohibition of Competition

5.1 For a period of three years following the effective date, MDKM may not, directly or indirectly,

     a) establish a company that competes with the current business activities of the CBL Group companies;

     b) acquire a majority stake (capital or voting rights) in a company that competes with the current business activities of the CBL Group companies; or

     c)   compete in any other manner with the CBL Group companies.

5.2  The prohibition of competition pursuant to Article 5.1 shall not apply to:

     a)   the current business activities of MDKM or its affiliates;

     b) the acquisition of a majority stake (capital or voting rights) in a company whose primary activities do not compete with the current business activities of the CBL Group companies, unless acquiring the competing activity was the main purpose of such acquisition; and

     c) the acquisition of a minority stake (capital and voting rights) in a company that competes with the current business activities of the CBL Group companies.

                                                                      [initials]

5.3 MDKM shall maintain strict confidentiality concerning the business and trade secrets of the CBL Group companies.


                                    Article 6
                             Additional Obligations

6.1 As of the effective date, the Buyer shall enter into all warranties, guaranties, and sureties of any kind (including back-to-back warranties and back-to-back guaranties toward banks or third parties), which are enumerated in Appendix 6.1 under the heading "Group Guaranties" and under the heading "Bank Guaranties," as well as the economic risk related to the business activities set forth in Appendix 6.1 which were taken on by MDKM or one of its affiliates on behalf of the CBL Group companies. Without assuming additional financial obligations, the Buyer shall endeavor, to the best of its ability, to ensure that the aforementioned guaranties are released immediately. In case guaranties are not released, the Buyer shall hold MDKM and its affiliates harmless from any of the warranties, guaranties, and sureties enumerated in Appendix 6.1. If the Buyer has not, within 30 days of the closing date, caused the aforementioned guaranties to be released, it shall submit to MDKM, for the purpose of securing such claim for release, an unlimited guaranty, payable upon first demand, issued by a major German bank for an amount that equals the sum total of all guaranties, sureties, etc. enumerated in Appendix 6.1, however, not to exceed DEM 6,500,000. The amount of such bank guaranty shall be reduced successively as the guaranties enumerated in Appendix 6.1 are released. If warranties, guaranties, and other sureties, which were assumed by MDKM or one of its affiliates on behalf of CBL Group companies, were inadvertently not included in Appendix 6.1, the parties shall agree, in economic terms, that the risks secured thereby shall finally remain with the CBL Group companies.

                                                                      [initials]

6.2 The Buyer shall ensure that the CBL Group companies cease, no later than six months from the date of this Agreement, to use prospectuses, brochures, or other documents that contain the names "Mannesmann," "Demag," "Krauss-Maffei," or any other designations capable of being confused with the aforementioned names.

6.3  MDKM undertakes hereby, subject to the conditions precedent set forth in
     Article 1.3, to transfer its rights and duties under the Option Agreement to the Buyer in a separate contract, with the effect of being released from its obligations. The Buyer undertakes to conclude such a contract and to accept such transfer. MDKM warrants that the aforementioned contract shall be concluded no later than June 15, 2000. In terms of the internal relationship between the Buyer and MDKM, as of the date on which this Agreement is notarized, the Buyer shall hold MDKM harmless from all claims under or in connection with the exercise of the options, as well as under or in connection with contractual violations on the part of the Buyer (or third parties to which the Buyer has transferred the Option Agreement). Specifically, if Mr. Baasel exercises his option to sell before the Option Agreement is transferred, the Buyer shall reimburse to MDKM the purchase price for the equity stakes held by Mr. Baasel, in return for the transfer to the Buyer of these equity stakes. Further, the Buyer shall ensure that the guaranty stipulated in ss. 4.2 para b of the Option Agreement shall be made available at the request of Mr. Baasel.

     MDKM warrants that, upon conclusion of the aforementioned agreement, the Buyer shall be the effective owner of the purchase option pursuant to ss. 1 of the Option Agreement and that the Buyer may exercise such purchase option in accordance with the provisions of the Option Agreement.

6.4 The Buyer shall permit representatives of MDKM to participate, at the latter's expense, in all comprehensive tax audits of the CBL Group companies related to periods preceding the effective date, as well as in pertinent negotiations and the

                                                                      [initials]

     correspondence with the revenue authorities. Absent the prior consent of MDKM, the Buyer shall not make any admissions or concessions toward the revenue authorities or settle any disputes. The parties shall endeavor to ensure that any comprehensive audit of CBL GmbH with regard to periods preceding the effective date are carried out as quickly as possible. At the request of MDKM, the Buyer shall instruct the respective CBL Group company to appeal any tax assessments, which would result in additional tax payments on the part of MDKM pursuant to Article 3.9, in accordance with the instructions of MDKM; the latter shall bear all costs related thereto.
     Article 4.3 shall apply analogously.

6.5 The parties shall execute all documents and take all remaining measures that are necessary for meeting the requirements of this Agreement, even after it has been notarized.

6.6 The Buyer has been advised that as of the date of this Agreement, Mr. Josef Settele has a right to return to MDKM; all related costs shall be borne by MDKM. The royalties inuring to Mr. Settele for 1999 shall be borne by CBL GmbH, provided reserves were created for this purpose in the 1999 financial statement of CBL GmbH.

6.7 If one of the parties withdraws from this Agreement because the condition precedent set forth in Article 1.3 para b has not been satisfied, the Seller undertakes, for a period of six months from the date of this Agreement, to negotiate any sale of the equity stake sold exclusively with the Buyer.

                                    Article 7
                                 Costs and Taxes

7.1 The transfer taxes (including any real property acquisition taxes), fees (including the notary public's fee), public charges, and costs incurred in connection with

                                                                      [initials]

     this Agreement and its implementation shall be borne by the Buyer.

7.2 Each party shall be responsible for the taxes and costs incurred in connection with its own consultants.


                                    Article 8
                               Closing Provisions

8.1 If a provision of this Agreement or a provision included therein in the future is or becomes ineffective or unenforceable, the remaining provisions of this Agreement shall not be affected thereby. The same shall apply if this Agreement contains lacunae, if any. The ineffective or unenforceable provision shall be replaced, or the lacuna shall be closed, by a suitable provision, which, to the extent permissible under the law, approximates as closely as possible the intent of the parties or what they would have intended, given the purpose of this Agreement, had they contemplated the matter at the time this Agreement was concluded. The same shall apply if a provision is ineffective due to its stipulated scope or timeframe.

8.2 This Agreement shall be subject to the laws of the Federal Republic of Germany. The headings in this Agreement shall not affect its interpretation.

8.3 The term "affiliate" shall have the meaning imputed to it in ss. 15 German Stock Corporation Act; in this connection, Mannesmann AG shall be considered the controlling entity.

8.4 Modifications of and amendments to this Agreement shall be made in writing to be effective, unless applicable laws prescribe stricter formalities.

8.5 The parties shall endeavor to resolve all questions that might arise in connection with the implementation of this Agreement in an amicable manner. All disputes stemming from this

                                                                      [initials]

     Agreement or with regard to its effectiveness that cannot be resolved amicably shall be resolved, finally and absolutely, in accordance with the rules of arbitration of the Deutsche Institution fur Schiedsgerichtsbarkeit [German Arbitration Institute], precluding the jurisdiction of any other court. The Court of Arbitration may also issue a binding decision concerning the effectiveness of this arbitration clause. Munich, Germany, is the seat of the Court of Arbitration.

8.6 Notices and notifications under this Agreement shall be mailed to the following addresses:

     To MDKM:

     Mannesmann Demag Krauss-Maffei AG

     Attn: Mr. Horst Rieder
     Kraus-Maffei-Strasse 2
     D - 80997 Munich
     Federal Republic of Germany
     Fax no.: + 89/88 99 1059

     To the Buyer:

     ROFIN-SINAR Laser GmbH
     Attn: Mr. Gunther Braun
     Berzeliusstrasse 83
     D - 22113 Hamburg
     Federal Republic of Germany
     Fax no.: + 40/733 63 138

     Fax transmission of notifications, which must be sent in writing under this Agreement, shall be sufficient.

8.7 The parties to this Agreement shall maintain strict confidentiality concerning the conclusion and the substance of this Agreement, to the extent permissible under law. MDKM has noted that the Buyer's parent company is required

                                                                      [initials]

     to make this Agreement public in accordance with the requirements of U.S. securities laws. The parties shall issue a mutually agreed upon press release on May 1, 2000.

8.8 This Agreement contains the following definitions; however, the enumeration below is not necessarily complete:

     "Cash Pooling Deadline"            Article 2.2
     "CBL GmbH"                         Preface, item 1
     "CBL Group"                        Preface, item 4
     "CBL Subsidiaries"                 Preface, item 4
     "GAAP"                             Article 3.2
     "Buyer"                            Introduction
     "MDKM"                             Introduction
     "MDKM equity stake"                Preface, item 1
     "Option Agreement"                 Preface, item 2
     "Party" and "Parties"              Introduction
     "Effective Date"                   Article 1.1
     "Closing Date"                     Article 1.3
     "Affiliates"                       Article 8.3
     "Equity Stake Sold"                Article 1.1
     "Material Real Property Leases"    Article 3.3 para a
     "Date of Transfer"                 Article 1.3

8.9 This Agreement contains the following Appendices; however, the enumeration below is not necessarily complete:

     1    Preface, item 2        (Option Agreement)
     2    Preface, item 3        (Branches and Facilities)
     3    Article 2.2            (Credit/Debit Balance of Cash Pooling Account
as of December 31, 1999)

                                                                      [initials]

     4    Article 3.1 para b     (Encumbrances)
     5    Article 3.3 para a     (Material Real Property Leases)
     6    Article 3.4            (Litigation)
     7    Article 3.5            (Intellectual Property Rights)
     8    Article 3.6            (Specific Agreements)
     9    Article 3.7 para a     (Employees)
     10   Article 3.8            (Events since January 1, 1999 [sic])
     11   Article 4.8            (Knowledge)
     12   Article 6.1            (Group or Bank Guaranties, as well as Specific
     Transactions)

                                                                      [initials]

FOR THE PURPOSES OF CERTIFICATION, this document, including all Appendices -- with the exception of the inventories contained in Appendices 2, 2.2, 3.3, 3.5, 3.6, 3.7, 3.8, and 6.1, in regards to which the aforementioned persons waived their right to have the text read aloud to them and which were submitted to them for their information and executed by them on each page, as well as Appendix 1, in regards to which the aforementioned persons waived their right to have the text read aloud to them and which was submitted to them for review and is attached hereto solely for purposes of identification (and whose content thus is not an integral part of this document) -- was read aloud to the aforementioned persons by me, the Notary Public; this document was confirmed to be correct and approved by the aforementioned persons, and it was executed by the aforementioned persons, in their own hand, and by me, the Notary Public, in my own hand, and I affixed my official seal thereto.

Basel, Switzerland, April 29 (in words: twenty-nine), 2000 (in words: in the year two thousand)

                                             [signed]

                                             [signed]

[seal]   DIETER GRANICHER
         NOTARY PUBLIC, BASEL                [signed]
                                             Dr. Dieter Granicher, Notary Public


Minutes 2000/60

                                                                 [excise stamps]

                                Power of Attorney
                                -----------------

We, the undersigned MANNESMANN DEMAG KRAUSS-MAFFEI AG, headquartered in Munich, [Federal Republic of Germany], registered with the Commercial Register under number HRB 12700,

hereby grant power of attorney to

                           Dr. Astrid Boos-Hersberger
                          Date of birth: March 19, 1968
                                     Jurist
                                  Swiss citizen
          domiciled in: In der Hub 26, CH - 8057 Zurich, [Switzerland],

                                       and

                            Mr. Reto Kuhne, lic. iur.
                         Date of birth: January 8, 1971
                                 Attorney at Law
                                  Swiss citizen
     domiciled in: Ob dem Hugliacker 83, CH - 4102 Binningen, [Switzerland],

specifically, to each of them individually,

to represent us in connection with the conclusion and execution of an Acquisition and Transfer Agreement between Mannesmann Demag Krauss-Maffei AG and ROFIN-SINAR Laser GmbH concerning equity stakes in Carl Baasel Lasertechnik GmbH, headquartered in Starnberg, [Germany] (registered with the Commercial Register of the District Court, Munich, [Germany], under the number HRB 70075).

The attorneys in fact are authorized to conclude all agreements that are required or suitable in this connection, to consent to all modifications thereof, as well as to make and receive all statements that are required or suitable in this connection, irrespective of whether they are made privately, in writing, or certified by a notary public.

The attorneys in fact are authorized to make and receive all statements related in any way to the aforementioned matters and to take all additional measures related thereto. The attorneys in fact are exempt from the restrictions of ss. 181 German Civil Code [Burgerliches Gesetzbuch - BGB]. They are authorized, each of them individually, to grant substitute powers of attorney (which shall also be exempt from the restrictions of ss. 181 German Civil Code).

Munich, [Germany], 04/28/00

[signed]                    [signed]
Henning Scheele             Dr. Stefan Auer
Board Member                Prokurist [Executive with general power of attorney]

                                                                    Attachment 2
                                                                    ------------

                                Power of Attorney
                                -----------------

We, the undersigned ROFIN-SINAR Laser GmbH, headquartered in Hamburg, [Federal Republic of Germany], registered with the Commercial Register under number HRB 18044,

hereby grant power of attorney to

                           Dr. Astrid Boos-Hersberger
                          Date of birth: March 19, 1968
                                     Jurist
                                  Swiss citizen
          domiciled in: In der Hub 26, CH - 8057 Zurich, [Switzerland],

                                       and

                            Mr. Reto Kuhne, lic. iur.
                         Date of birth: January 8, 1971
                                 Attorney at Law
                                  Swiss citizen
     domiciled in: Ob dem Hugliacker 83, CH - 4102 Binningen, [Switzerland],

specifically, to each of them individually,

to represent us in connection with the conclusion and execution of an Acquisition and Transfer Agreement between Mannesmann Demag Krauss-Maffei AG and ROFIN-SINAR Laser GmbH concerning equity stakes in Carl Baasel Lasertechnik GmbH, headquartered in Starnberg, [Germany] (registered with the Commercial Register of the District Court, Munich, [Germany], under the number HRB 70075).

The attorneys in fact are authorized to conclude all agreements that are required or suitable in this connection, to consent to all modifications thereof, as well as to make and receive all statements that are required or suitable in this connection, irrespective of whether they are made privately, in writing, or certified by a notary public.

The attorneys in fact are authorized to make and receive all statements related in any way to the aforementioned matters and to take all additional measures related thereto. The attorneys in fact are exempt from the restrictions of ss. 181 German Civil Code [Burgerliches Gesetzbuch - BGB]. They are authorized, each of them individually, to grant substitute powers of attorney (which shall also be exempt from the restrictions of ss. 181 German Civil Code).

Munich, [Germany], 04/28/00

[signed]                    [signed]
Gunther Braun               Dr. Peter Wirth
Managing Director           Managing Director